Exhibit 99.1

BULLDOG TECHNOLOGIES ANNOUNCES $750,000 FINANCING

BULLDOG SECURES SHORT-TERM BRIDGE NOTE IN CONNECTION WITH CONTINUED EXECUTION OF RESTRUCTURING PLAN

RICHMOND, British Columbia, July 13, 2006 — Bulldog Technologies Inc. (OTC.BB: BLLD), a provider of wireless solutions and sensor networks to monitor, track and secure assets for cargo and global supply chain security, today announced the execution of a Subordinated Secured Promissory Note (the “Note”) with an investment group on July 10, 2006. This short-term financing was effective as of June 30, 2006 and provides the Company with $750,000 in immediate working capital to facilitate the restructuring of the Company. The Note, which bears interest at the rate of one percent (1%) above the prime lending rate (8.25% as of June 30, 2006), requires principal and accrued interest to be repaid on September 28, 2006.

Mr. Paul G. Harrington, President and Chief Executive Officer, stated, “Securing this bridge financing represents one of our immediate goals of our overall restructuring plan. We are gratified that our investor has exhibited confidence in the efforts of our management and transition team by extending us this bridge financing on favorable terms. We will continue to evaluate additional financing opportunities to provide the necessary capital to execute both our near- and long-term business objectives.”

About Bulldog Technologies

Bulldog Technologies designs, develops, and manufactures its patented and FCC-certified wireless Online Security Solutions (BOSSTM) for supply-chain and other security and asset protection business applications. With an estimated $6 billion in reported cargo theft annually, Bulldog’s BOSS™ products are designed to increase supply chain operational efficiency, security, and reduce and deter overall losses. The Company also has the ability to offer substantial assistance to corporations, governments and law enforcement agencies in maintaining the integrity and traceability of cargo and containers as they enter or exit sovereign territory, are processed and re-distributed to final destinations. For further details on the Company and its products, please visit the Company’s website at www.bulldog-tech.com.

Bulldog Technologies believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties. Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements. For further information you are encouraged to review Bulldog’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the period ended August 31, 2005, and Quarterly Reports on Form 10-QSB for the periods ended November 30, 2005 and February 28, 2006. The Company assumes no obligation to update the information contained in this press release.

Company Contact:

Investor Relations

(604) 271-8656

(508) 523-3141

www.bulldog-tech.com

Investor Relations Contact:

Aurelius Consulting Group, Inc.

Dave Gentry

(407) 644-4256

info@aurcg.com

www.runonideas.com